Exhibit 23
W. R. Berkley Corporation Profit Sharing Plan
Consent of Independent Registered Public Accounting Firm

The W. R. Berkley Corporation Profit Sharing Plan Administrative Committee
W. R. Berkley Corporation Profit Sharing Plan:
We consent to the incorporation by reference in the registration statement (No. 333‑225579) on Form S-8 of W. R. Berkley Corporation of our report dated June 29, 2020, with respect to the statements of net assets available for plan benefits of the W. R. Berkley Corporation Profit Sharing Plan as of December 31, 2019 and 2018, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2019, and the related notes, and the supplemental schedules of Schedule H, line 4a- schedule of delinquent participant contributions for the year ended December 31, 2019 and Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 11-K of the W. R. Berkley Corporation Profit Sharing Plan.

/s/ KPMG LLP
Stamford, Connecticut
June 29, 2020